Exhibit 4.1
AMENDMENT NO. 1
TO THE
UNITED RENTALS, INC. 401(K) INVESTMENT PLAN
     United Rentals, Inc. (the “Company”) hereby adopts this Amendment No. 1 to the United Rentals, Inc. 401(k) Investment Plan.
     WHEREAS, Section 12.1 of the Plan provides the Company with the right to amend the Plan;
     WHEREAS, the Company desires to merge the United Rentals, Inc. Acquisition Plan (the “Acquisition Plan”) into the United Rentals, Inc. 401(k) Investment Plan (the “401(k) Plan”), effective October 17, 2008; and
     WHEREAS, the Company deems it desirable and in the best interest of Plan Participants to amend the Plan.
     NOW, THEREFORE, the Plan is hereby amended effective October 1, 2008, except as otherwise provided herein, as follows:
I.
     The Preamble to the Plan is amended by adding the following new paragraphs at the end thereto:
Effective October 17, 2008, the United Rentals, Inc. Acquisition Plan will merge into the United Rentals, Inc. 401(k) Investment Plan, and that all of the Participants’ account balances, assets and liabilities under the Acquisition Plan and Trust will be transferred to the 401(k) Plan and Trust as of such date.
II.
     IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed by its duly authorized officer on the 31 day of December, 2008, effective as hereinabove set forth.

UNITED RENTALS, INC.
/s/ Craig Pintoff